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Exhibit 8.2

August 24, 2001

Re:  The Juno/NetZero Mergers

Juno Online Services, Inc.
120 West 45th Street, 32nd Floor
New York, New York 10036

Ladies and Gentlemen:

    We have acted as counsel to Juno Online Services, Inc. ("Juno"), a Delaware corporation, in connection with the Agreement and Plan of Merger (the "Merger Agreement"), dated as of June 7, 2001, by and among NetZero, Inc., a Delaware corporation ("NetZero"), Juno, United Online, Inc., a Delaware corporation ("United Online"), NZ Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of United Online ("NetZero Merger Sub"), and JO Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of United Online ("Juno Merger Sub") pursuant to which NetZero Merger Sub shall be merged with and into NetZero with NetZero surviving as a wholly owned subsidiary of United Online (the "NetZero Merger") and Juno Merger Sub shall be merged with and into Juno with Juno surviving as a wholly owned subsidiary of United Online (the "Juno Merger" and, together with the NetZero Merger, the "Mergers") on the terms and conditions set forth therein. The time at which the Mergers become effective is hereafter referred to as the "Effective Time." For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with United Online, Inc.'s Registration Statement on Form S-4 (File No. 333-63704) relating to the proposed Mergers pursuant to the Merger Agreement (the "Registration Statement") to which this opinion appears as an exhibit.

    In acting as counsel to Juno in connection with the Mergers, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing of the Registration Statement.

    You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed that (i) the Mergers will be effected in accordance with the Merger Agreement, (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the representations made by Juno, NetZero, United Online, Juno Merger Sub and NetZero Merger Sub in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, and (iv) any representations made in the Merger Agreement or the Representation Letters "to the knowledge of", or based on the belief of, Juno, NetZero, United Online, Juno Merger Sub or NetZero Merger Sub or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

    We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

    Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Mergers, the opinion expressed herein may become inapplicable.

    Based upon the foregoing, and subject to the qualifications and limitations stated herein, the discussion contained in the Registration Statement under the caption "THE MERGERS—Material United States Federal Income Tax Consequences of the Mergers," constitutes, in all material respects, an accurate summary of the United States federal income tax matters described therein.

    We express our opinion herein only as to those matters specifically set forth in the Registration Statement and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the federal law of the United States.

    We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement, and to the references to our firm name therein.

Very truly yours,
/s/ SIMPSON THACHER & BARTLETT

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Exhibit 8.2